EXHIBIT 99.1

HSBC FINANCE CORPORATION AND SUBSIDIARIES

DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s
	Poor’s	Investors
	Corporation	Service	Fitch, Inc.

At December 31, 2004
HSBC Finance Corporation
Senior debt	A	A1	AA-
Senior subordinated debt	A-	A2	A+
Commercial paper	A-1	P-1	F-1+
HFC Bank Limited
Senior debt	A	A1	AA-
Commercial paper	A-1	P-1	F-1+
Household Bank (SB), N.A.
Senior debt	A	A1	AA-